FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

[Date]

[Name of officer]
[Address]

Dear [officer]:

FNB United Corp. (“FNB United”) is a participant in the Capital Purchase Program (the “CPP”).  The CPP is a part of the Troubled Assets Relief Program (“TARP”), which was established by the United States Department of the Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”).

EESA required that FNB United, as a participant in the CPP, establish and comply with certain standards for executive compensation applicable to its senior executive officers.  As a senior executive officer, you and FNB United entered into a letter agreement dated February 13, 2009 (the “Prior Agreement”) to comply with these EESA standards.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) amended in their entirety the executive compensation provisions of EESA and directed the Secretary of the Treasury to establish executive compensation and corporate governance standards applicable to TARP recipients, including FNB United, and makes these standards applicable to both senior executive officers and certain most highly compensated employees.  On June 15, 2009, the Secretary of the Treasury promulgated an interim final rule under 31 CFR Part 30 (the “Interim Final Rule”), which sets forth these standards.  The EESA executive compensation standards, as amended by ARRA, and the standards and guidance set forth in the Interim Final Rule are collectively referred to in this letter as the “TARP Compensation Standards.”

Among others, the TARP Compensation Standards impose the following requirements and prohibitions upon FNB United:

•	FNB United must comply with the requirements of Internal Revenue Code section 162(m)(5).

•	FNB United is prohibited from making any golden parachute or severance payment to any of its senior executive officers or any of the five next most highly compensated employees.

•
FNB United is prohibited from paying or accruing any bonus payment to the five most highly compensated employees, except as permitted by the TARP Compensation Standards.  For this purpose, the five most highly compensated employees may include the senior executive officers.

•
FNB United is required to recover or “clawback” any bonus payment to its senior executive officers or any of the 20 next most highly compensated employees if payment was based on materially inaccurate financial statements or performance metric criteria.

•	FNB United is prohibited from maintaining any employee compensation plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

•
FNB United is prohibited from maintaining any compensation plan for senior executive officers that would encourage such officers to take unnecessary and excessive risks that threaten the value of FNB United.

•	FNB United is prohibited from providing tax gross-ups to its senior executive officers or any of the 20 next most highly compensated employees.

In addition, any bonus payment made prior to February 17, 2009 by FNB United to any of its senior executive officers or any of the 20 next most highly compensated employees is subject to recovery by the Treasury if the Secretary of the Treasury determines that such payment was inconsistent with the purposes of the TARP Compensation Standards or otherwise contrary to the public interest.

This letter is evidence of your intent and the intent of FNB United to comply with the TARP Compensation Standards.  In consideration of the benefits received by FNB United through its participation in the CPP, by signing below, you agree to consent to all such modifications or amendments to FNB United’s stock, compensation, bonus, incentive and other benefit plans, arrangements and agreements (including employment, change-of-control and severance agreements) in which you are a participant or to which you are a party as are necessary to give effect to the TARP Compensation Standards as now in effect or as such may be amended or modified from time to time during the period that FNB United is a TARP Recipient.  You further agree that to the extent that specific revisions to any Benefit Plans are required for compliance with the TARP Compensation Standards or that any payments made to you are the subject of recovery by FNB United or reimbursement to the Treasury, you will negotiate promptly and in good faith with respect to such revisions, repayment or reimbursement to permit full compliance with the TARP Compensation Standards.

This letter supersedes and replaces the Prior Agreement and will remain in effect during the period in which FNB United is a TARP Recipient and for so long as you are a senior executive officer or, to the extent applicable, a most highly compensated employee.

For purposes of this letter:

•
The TARP Compensation Standards are intended, and will be interpreted, administered and construed, to comply with the requirements of ARRA and the Interim Final Rule, as currently in effect or as such may be amended, modified or supplemented from time to time, and any other guidance promulgated by the Treasury.  To the maximum extent possible and consistent with the foregoing, the TARP Compensation Standards will be interpreted, administered and construed to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter.

•
Terms used in this letter that are not defined herein but are defined in the Interim Final Rule have the meanings ascribed to them in the Interim Final Rule and will be interpreted and construed consistent with the Interim Final Rule.

•
Any reference to FNB United means FNB United and any entity that, along with FNB United, would be considered a TARP Recipient determined pursuant to 31 CFR § 30.2, including, CommunityONE Bank, National Association and Dover Mortgage Company.

•	The determination of whether you are or remain a most highly compensated employee will be made pursuant to 31 CFR § 30.3.

To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of North Carolina.  This letter may be executed in two or more counterparts, each of which will be deemed an original and all of which together will be deemed the same agreement.

The Board of Directors appreciates your willingness to agree to the provisions in this letter and looks forward to your continued efforts and leadership on behalf of FNB United.

Very truly yours,

FNB UNITED CORP.

By
[Name of officer executing agreement
on behalf of FNB United]
[Title]

Agreed and accepted:

_______________________
[Name of officer]

Date:___________________

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